Exhibit 99.1
Contact:
David Fraser
Philip Morris International Media Office
T. +41 79 843 8603
E. David.Fraser@pmi.com
Philip Morris International Appoints New General Counsel

LAUSANNE, Switzerland—June 11, 2020—Philip Morris International Inc. (PMI) (NYSE: PM) announced today that Suzanne Rich Folsom has been appointed Senior Vice President and General Counsel, leading Legal, Ethics & Compliance, effective July 1, 2020. She succeeds Marc Firestone, who will retire later this year. Since January 2018, Mr. Firestone has held a dual role at PMI: President, External Affairs and General Counsel. He will continue to lead the company’s External Affairs function until a successor is appointed.
Suzanne Rich Folsom is a results-oriented business leader with decades of broad international experience and a track record of successfully driving transformation within public and private corporations during periods of heightened regulatory and public scrutiny. She is highly regarded for her ability to solve complex business challenges and has been recognized for her integrity, innovative thinking, consensus-building, and crisis management skills. She is an internationally recognized corporate governance expert who has created and implemented award-winning legal, regulatory, and compliance programs, driving stability and enhancing corporate reputations.
Among her many awards, Ms. Folsom has been recognized by the National Law Journal as one of the Top 50 General Counsels and as a Cyber Trailblazer, and was recently awarded the U.K.-based Women in Compliance 2020 Lifetime Achievement Award for Contribution to the Compliance Community. She comes to PMI from Manatt, Phelps & Phillips, LLP, where she co-chaired the Investigations, Compliance, and Strategic Response Group and was a member of the Government & Regulatory and Cyber & Privacy groups. Before that, she was the General Counsel, Chief Compliance Officer, and SVP, Government Affairs and Global Public Policy at United States Steel Corporation. Previously, she held leadership positions with a number of global entities, including AIG, ACADEMI, and the World Bank, and served in key roles for several Heads of State and their families. Ms. Folsom holds degrees from Georgetown University Law Center and Duke University.
In her new position based in Lausanne, Ms. Folsom will report to PMI CEO André Calantzopoulos. Leading the Legal, Ethics & Compliance teams, she will be an ambassador for the company across legal and regulatory environments; influence conversations aimed at creating a climate of change for better consumer choice as the company drives forward with its smoke-free transition; serve as counselor to PMI’s executive leadership team, board of directors, and other leaders; and build support for appropriate, risk-proportionate regulatory frameworks, among other functions.
“Suzanne Rich Folsom comes to us with a reputation as one of the most highly regarded and experienced general counsels and compliance and corporate governance specialists, having operated in very complex business environments,” said André Calantzopoulos. “She is a champion of inclusion and diversity who has established a reputation for diligence, courage, integrity, and an unwavering commitment to ethical conduct. Her vast knowledge and ability to inspire the best in the people with whom she interacts will be a tremendous asset to PMI as we continue our corporate transformation and progress toward a better, smoke-free future. We are delighted to have her on our team.”
Mr. Calantzopoulos added: “Together with the board and our senior leadership, I extend enormous gratitude to Marc Firestone for all he has done for PMI. Aside from several years when he served as EVP and General Counsel for Kraft Foods after its spin-off, Marc has been part of the Philip Morris community since 1988. He has been a selfless and highly valued source of advice, inspiration, and strategic decision-making and has been integral to our transformation into a science- and technology-based company that is providing a better way forward for tobacco harm reduction. A diplomatic statesman beyond compare, Marc has been the external face of PMI, serving as the embodiment of our ethical values and liaising with governments and regulators to inject common sense into the debate around tobacco. We will forever be a better company because of Marc’s influence, and we wish him all the best in his retirement.”
In addition to his work at PMI and Kraft Foods, Mr. Firestone is cofounder and chairman of the Institute for Inclusion in the Legal Profession; a frequent speaker on international antitrust law, diversity, and in-house legal practice; and a recipient of numerous awards, including the Director’s Roundtable Distinguished General Counsel.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities, and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2020, PMI estimates that approximately 10.6 million adult smokers around the world have already stopped smoking and switched to PMI’s heat-not-burn product, available for sale in 53 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.